Mylan Reports a 19% Increase in First Quarter 2013 Adjusted Diluted EPS to $0.62

Reaffirms 2013 Adjusted Diluted EPS Guidance Range of $2.75 - $2.95

PITTSBURGH - May 2, 2013-Mylan Inc. (Nasdaq: MYL) today announced its financial results for the three months ended March 31, 2013.

Financial Highlights

•	Adjusted diluted EPS of $0.62 for the three months ended March 31, 2013 compared to $0.52 for the same prior year period, an increase of 19%

•	Total revenues of $1.63 billion for the three months ended March 31, 2013 compared to $1.58 billion for the same prior year period, an increase of 3%

•
On a GAAP basis, diluted EPS of $0.27 for the three months ended March 31, 2013 compared to $0.30 for the same prior year period, a decrease of 10% (the 2013 first quarter included pretax expenses related to research and development licensing payments of $23 million and acquisition related costs of $19 million, reducing GAAP diluted EPS by a total of approximately $0.08)

•	Adjusted operating cash flow of $90 million for the three months ended March 31, 2013, an increase of 30% compared to the same prior year period

•	On a GAAP basis, cash flow from operating activities of $88 million for the three months ended March 31, 2013, an increase of $195 million compared to the same prior year period

•	Completed the repurchase of approximately 16.3 million shares of common stock for approximately $500 million during the three months ended March 31, 2013

Mylan Chief Executive Officer, Heather Bresch commented: “Our first quarter results provide a strong start to the year and are fully in line with our expectations. We generated double-digit, constant currency top-line growth in our European and Asia Pacific regions, and saw strong performance in our North American business. I am also very pleased with the performance of our Specialty segment, particularly our EpiPen® Auto-Injector franchise, which celebrates its 25th anniversary this year and continues to be an exciting growth opportunity. We remain very confident in our outlook for our business in 2013 and are reaffirming our full year guidance, including our adjusted diluted EPS guidance range of $2.75 to $2.95.”

John Sheehan, Mylan's chief financial officer, added: “I am pleased with our first quarter results, which represent a great foundation for 2013. During the first quarter we completed our previously announced share repurchase program, consistent with our objective to return capital to our shareholders. We maintain significant financial flexibility and continue to look to use this flexibility for accretive opportunities that create value for our shareholders while also maintaining our investment grade credit rating.”

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Financial Results Summary
Three Months Ended March 31, 2013
For the three months ended March 31, 2013, Mylan reported total revenues of $1.63 billion compared to $1.58 billion in the comparable prior year period, an increase of $47.8 million or 3.0%. The effect of foreign currency translation had an unfavorable impact of approximately 2% on total revenues primarily reflecting a stronger U.S. Dollar in comparison to the currencies of the other major markets in which Mylan operates. Translating total revenues for the current quarter at prior year comparative period exchange rates would have resulted in year-over-year growth of approximately $72 million, or 5%.

A tabular summary of Mylan's revenues for the three months ended March 31, 2013 and 2012 is included at the end of this release. Also included at the end of this release are the reconciliations of adjusted financial results to the most closely applicable GAAP financial result.

Third party net revenues from Mylan's Generics segment, which are derived from sales in North America, Europe, the Middle East and Africa (collectively, EMEA) and Australia, India, Japan and New Zealand (collectively, Asia Pacific) were $1.41 billion in the quarter ended March 31, 2013, compared to $1.40 billion in the comparable prior year period, representing a slight increase of $5.8 million, or an increase of approximately 2% when excluding the unfavorable effect of foreign currency translation.

Third party net revenues from North America were $732.8 million for the current quarter, compared to $767.7 million for the comparable prior year period, representing a decrease of $34.9 million, or 4.5%. The decrease in third party net revenues was due to a greater amount of revenue from new product launches in the prior year ($211 million) as compared to the current year ($117 million), which was due principally to the launch of Escitalopram, our most significant product launch in the prior year. Excluding the impact of Escitalopram in both periods, third party net revenues in North America would have experienced double-digit growth. The effect of foreign currency translation was insignificant within North America.

Third party net revenues from EMEA were $369.9 million for the current quarter, compared to $335.6 million for the comparable prior year period, representing an increase of $34.2 million, or 10.2%. Foreign currency translation had a minimal impact on sales for the current quarter, as translating current quarter third party net revenues from EMEA at prior year comparative period exchange rates resulted in an increase in third party net revenues of approximately 10%. This increase was principally the result of a double-digit increase in revenues in France as a result of new product revenue and favorable volume. Partially offsetting these increases was unfavorable pricing in a number of European markets in which Mylan operates as a result of government imposed pricing reductions and competitive market conditions.

Third party net revenues from Asia Pacific were $305.1 million for the current quarter, compared to $298.7 million for the comparable prior year period, an increase of $6.4 million, or 2.2%. However, foreign currency translation had a negative impact on sales for the current quarter, principally reflecting the significant strengthening of the U.S. Dollar versus the Indian Rupee and Japanese Yen. Excluding the effect of foreign currency translation, calculated as described above, third party net revenues would have increased by approximately $31 million, or 10%. This increase is primarily driven by higher revenues by Mylan India, as a result of increased sales of antiretroviral finished dosage form generic products, which are used in the treatment of HIV/AIDS, and an increase in sales of active pharmaceutical ingredients (API).

For the current quarter, Mylan's Specialty segment reported third party net sales of $211.6 million, an increase of $40.6 million, or 23.7%, from the comparable prior year period of $171.1 million. The most significant contributor to Specialty segment revenues continues to be the EPIPEN® Auto-Injector, sales of which increased as a result of favorable pricing. The EPIPEN® Auto-Injector is the number one epinephrine auto-injector for the treatment of severe allergic reactions. In addition, Perforomist® Inhalation Solution sales increased by double digits from the comparable prior year period as a result of favorable pricing and volume.

Gross profit for the three months ended March 31, 2013, was $693.5 million and gross margins were 42.5%. For the three months ended March 31, 2012, gross profit was $670.2 million, and gross margins were 42.3%. Adjusted gross profit, as further defined below, for the three months ended March 31, 2013 was $796.5 million and adjusted gross margins were 49% as compared to adjusted gross profit of $760.0 million and adjusted gross margins of 48%

in the comparable prior year period. The increase in adjusted gross margins was primarily the result of the increase in sales of the EPIPEN® Auto-Injector and margins on new products, partially offset by the impact of unfavorable pricing on existing products in all regions within our Generics segment.

Earnings from operations were $213.8 million for the three months ended March 31, 2013, compared to $250.5 million for the comparable prior year period. Adjusted earnings from operations, as further defined below, for the three months ended March 31, 2013 was $383.0 million as compared to adjusted earnings from operations of $368.3 million in the comparable prior year period. This increase was driven by higher gross profit in the current year, as discussed above, partially offset by increases in research and development costs ("R&D"). R&D increased primarily due to licensing payments in the current year totaling approximately $23 million and increases related to the development of the respiratory and biologics programs. Selling, general and administrative costs increased principally as a result of acquisition related costs in the current quarter.

Interest expense for the three months ended March 31, 2013, totaled $78.0 million, compared to $82.4 million for the comparable prior year period. Adjusted interest expense, as further defined below, for the three months ended March 31, 2013 was $62.6 million as compared to adjusted interest expense of $60.9 million in the comparable prior year period. The increase was the result of an increased level of borrowings in 2013.

Other income (expense), net, was income of $3.4 million in the current quarter compared to expense of $9.8 million in the comparable prior year period. Generally included in other income (expense), net, are losses from equity affiliates, foreign exchange gains and losses and interest and dividend income.

Net earnings attributable to Mylan Inc. decreased $22.2 million, or 17.2%, to $106.9 million for the three months ended March 31, 2013 as compared to $129.1 million for the prior year comparable period. Adjusted earnings increased $21.4 million or 9.5% to $245.9 million for the three months ended March 31, 2013 as compared to adjusted earnings of $224.5 million for the prior year comparable period.

EBITDA, which is defined as net income (excluding the non-controlling interest and income from equity method investees) plus income taxes, interest expense, depreciation and amortization, was $350.5 million for the quarter ended March 31, 2013, and $368.5 million for the comparable prior year period. After adjusting for certain items as further detailed below, adjusted EBITDA was $443.4 million for the current three-month period and $411.2 million for the comparable prior year period.

Cash Flow
Adjusted cash provided by operating activities was $90 million for the three months ended March 31, 2013, compared to $69 million for the comparable prior year period. On a GAAP basis, cash provided by operating activities was $88 million for the three months ended March 31, 2013, compared to a cash usage of $107 million for the comparable prior year period. Capital expenditures were approximately $53 million in the current year as compared to approximately $36 million in the same prior year period.

During the three months ended March 31, 2013, the Company completed a share repurchase program by purchasing approximately 16.3 million shares of common stock for approximately $500 million.

Non-GAAP Financial Measures
Mylan is disclosing non-GAAP financial measures when providing financial results. Primarily due to acquisitions, Mylan believes that an evaluation of its ongoing operations (and comparisons of its current operations with historical and future operations) would be difficult if the disclosure of its financial results were limited to financial measures prepared only in accordance with accounting principles generally accepted in the U.S. (GAAP). In addition to disclosing its financial results determined in accordance with GAAP, Mylan is disclosing certain non-GAAP results that exclude items such as amortization expense and other costs directly associated with the acquisitions as well as certain other expenses, other income and operating cash flow items in order to supplement investors' and other readers' understanding and assessment of the Company's financial performance, because the Company's management uses these measures internally for forecasting, budgeting and measuring its operating performance. In addition, the Company believes that including EBITDA and supplemental adjustments applied in presenting adjusted EBITDA pursuant to our credit agreement is appropriate to provide additional information to investors to demonstrate the Company's ability to comply with financial debt covenants (which are calculated using a measure similar to adjusted EBITDA) and assess the Company's ability to incur additional indebtedness. Whenever Mylan uses such a non-GAAP measure, it will provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors and other readers are encouraged to review the related GAAP financial measures and the reconciliation of non-GAAP measures to their most closely applicable GAAP measure set forth below and should consider non-GAAP measures only as a supplement to, not as a substitute for or as a superior measure to, measures of financial performance prepared in accordance with GAAP.
Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS to adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS for the three months ended March 31, 2013 and 2012 (in millions, except per share amounts):

	Three Months Ended March 31,
	2013		2012
GAAP net earnings attributable to Mylan Inc. and diluted GAAP EPS	$106.9	$0.27	$129.1	$0.30
Purchase accounting related amortization (included in cost of sales) (a)	92.1		87.5
Litigation settlements, net	1.8		2.2
Interest expense, primarily amortization of convertible debt discount	7.7		13.3
Non-cash accretion and fair value adjustments of contingent consideration liability	5.8		8.2
Clean energy investment pre-tax loss (b)	4.4		4.2
Acquisition related costs (primarily included in selling, general and administrative expense)	19.4		—
Restructuring and other special items included in:
Cost of sales	10.9		2.2
Research and development expense	23.3		1.4
Selling, general and administrative expense	24.0		24.4
Other income, net	6.8		2.3
Tax effect of the above items and other income tax related items	(57.2)		(50.3)
Adjusted net earnings attributable to Mylan Inc. and adjusted diluted EPS	$245.9	$0.62	$224.5	$0.52
Weighted average diluted common shares outstanding	399.0		432.4

(a)	Purchase accounting related amortization expense for the three months ended March 31, 2013 includes $5.1 million of in-process research and development asset impairment charges.

(b)
Adjustment represents exclusion of the pre-tax loss related to Mylan's investment in a clean energy partnership, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Amount is included in other income (expense), net. Certain insignificant prior period amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA have been reclassified to other income (expense), net to conform to the presentation for the current period. The reclassifications had no impact on the previously reported net earnings attributable to Mylan Inc. common shareholders.

Below is a reconciliation of GAAP net earnings attributable to Mylan Inc. to adjusted EBITDA for the three months ended March 31, 2013 and 2012 (in millions):

	Three Months Ended
	March 31,
	2013	2012
GAAP net earnings attributable to Mylan Inc.	$106.9	$129.1
Add adjustments:
Net contribution attributable to the noncontrolling interest and equity method investees	5.0	4.5
Income taxes	31.7	28.8
Interest expense	78.0	82.4
Depreciation and amortization	128.9	123.7
EBITDA	$350.5	$368.5
Add adjustments:
Stock-based compensation expense	12.1	12.3
Litigation settlements, net	1.8	2.2
Restructuring & other special items	79.0	28.2
Adjusted EBITDA	$443.4	$411.2

Conference Call
Mylan will host a conference call and live webcast, today, May 2, 2013, at 4:30 pm ET, in conjunction with the release of its financial results. The dial-in number to access the call is 877.402.3913 or 817.382.5964 for international callers. A replay, available for approximately seven days, will be available at 800.585.8367 or 404.537.3406 for international callers with access pass code 33371489. To access a live webcast of the call please log on to Mylan's Web site (www.mylan.com) at least 15 minutes before the event is to begin to register and download or install any necessary software. A replay of the webcast will be available on www.mylan.com for approximately seven days.

About Mylan
Mylan is a global pharmaceutical company committed to setting new standards in health care. Working together around the world to provide 7 billion people access to high quality medicine, we innovate to satisfy unmet needs; make reliability and service a habit, do what's right, not what's easy and impact the future through passionate global leadership. We offer a growing portfolio of approximately 1,100 generic pharmaceuticals and several brand medications. In addition, we offer a wide range of antiretroviral therapies, upon which approximately 40% of HIV/AIDS patients in developing countries depend. We also operate one of the largest active pharmaceutical ingredient manufacturers and currently market products in approximately 140 countries and territories. Our workforce of more than 20,000 people is dedicated to improving the customer experience and increasing pharmaceutical access to consumers around the world. But don't take our word for it. See for yourself. See inside. mylan.com

Forward-Looking Statements
This press release includes statements that constitute "forward-looking statements", including with regard to the Company's future operations, its anticipated business levels, future earnings, planned activities, anticipated growth, and other expectations and targets for future periods. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and often may be identified by the use of words such as “may,” “believe,” “anticipate,” “expect,” “plan,” “estimate,” "target" and variations of these words or comparable words. Because such statements inherently involve risks and uncertainties, actual future results may differ materially from those expressed or implied by such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: challenges, risks and costs inherent in business integrations and in achieving anticipated synergies; the effect of any changes in customer and supplier relationships and customer purchasing patterns; the ability to attract and retain key personnel; changes in third-party relationships; the impacts of competition; changes in economic and financial conditions of the Company's business; uncertainties and matters beyond the control of management; and inherent uncertainties involved in the estimates and judgments used in the preparation of financial statements, and the providing of estimates of financial measures, in accordance with GAAP and related standards or on an adjusted basis. These forward-looking statements should be considered in connection with any subsequent written or oral forward-looking statements that may be made by the Company or by persons acting on its behalf and in conjunction with its periodic SEC filings. In addition, please refer to the cautionary note on forward-looking statements and risk factors set forth in the Company's Annual Report on Form 10-K for the year ended December 31, 2012, and in its other filings with the SEC. Further, uncertainties or other circumstances, or matters outside of the Company's control between the date of this release and the date that its Form 10-Q for the quarter ended March 31, 2013, is filed with the SEC could potentially result in adjustments to reported results. The Company undertakes no obligation to update statements herein for revisions or changes after the date of this release.

Mylan Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited; in thousands, except per share amounts)

	Three Months Ended
	March 31,
	2013	2012
Revenues:
Net revenues	$1,619,408	$1,573,075
Other revenues	12,082	10,580
Total revenues	1,631,490	1,583,655
Cost of sales	938,000	913,426
Gross profit	693,490	670,229
Operating expenses:
Research and development	126,486	80,959
Selling, general and administrative	351,367	336,559
Litigation settlements, net	1,790	2,173
Total operating expenses	479,643	419,691
Earnings from operations	213,847	250,538
Interest expense	77,987	82,409
Other income (expense), net	3,398	(9,815)
Earnings before income taxes and noncontrolling interest	139,258	158,314
Income tax provision	31,714	28,844
Net earnings	107,544	129,470
Net earnings attributable to the noncontrolling interest	(662)	(391)
Net earnings attributable to Mylan Inc. common shareholders	$106,882	$129,079
Earnings per common share attributable to Mylan Inc. common shareholders:
Basic	$0.27	$0.30
Diluted	$0.27	$0.30
Weighted average common shares outstanding:
Basic	393,163	427,251
Diluted	399,013	432,365

Note
Certain insignificant prior period amounts of other revenue, cost of sales and operating expenses have been reclassified to other income (expense), net to conform to the presentation for the current period. The reclassifications had no impact on our previously reported net earnings attributable to Mylan Inc. common shareholders.

Mylan Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited; in thousands)

	March 31, 2013	December 31, 2012
ASSETS
Assets
Current assets
Cash and cash equivalents	$294,421	$349,969
Accounts receivable, net	1,514,480	1,554,342
Inventories	1,623,246	1,525,242
Other current assets	518,247	473,164
Total current assets	3,950,394	3,902,717
Intangible assets, net	2,105,440	2,224,457
Goodwill	3,451,506	3,515,655
Other non-current assets	2,377,692	2,289,068
Total assets	$11,885,032	$11,931,897
LIABILITIES AND EQUITY
Liabilities
Current liabilities	$2,282,370	$2,193,503
Long-term debt	5,672,142	5,337,196
Other non-current liabilities	1,043,328	1,045,370
Total liabilities	8,997,840	8,576,069
Noncontrolling interest	15,716	15,110
Mylan Inc. shareholders' equity	2,871,476	3,340,718
Total liabilities and equity	$11,885,032	$11,931,897

Mylan Inc. and Subsidiaries
Summary of Revenues by Segment
(Unaudited; in millions)

	Three Months Ended		Three Months Ended
	March 31,		Percent Change
	2013	2012	Total	Constant Currency (1)

Generics:
Third party net sales
North America	$732.8	$767.7	(5)%	(5)%
EMEA	369.9	335.6	10%	10%
Asia Pacific	305.1	298.7	2%	10%
Total third party net sales	1,407.8	1,402.0	—%	2%

Other third party revenues	5.0	10.4
Total third party revenues	1,412.8	1,412.4

Intersegment revenues	0.6	0.4
Generics total revenues	1,413.4	1,412.8

Specialty:
Third party net sales	211.6	171.1	24%	24%
Other third party revenues	7.1	0.1
Total third party revenues	218.7	171.2

Intersegment revenues	7.9	14.6
Specialty total revenues	226.6	185.8

Elimination of intersegment revenues	(8.5)	(15.0)
Consolidated total revenues	$1,631.5	$1,583.6	3%	5%

(1)	The constant currency percent change is derived by translating third party net sales for the current period at prior year comparative period exchange rates.

Note
Beginning with the first quarter of 2013, the Company reorganized the components of its Generics and Specialty segments as a result of a change in the way the Chief Executive Officer, who is the chief operating decision maker, evaluates the performance of operations, develops strategy and allocates capital resources. As required by the applicable accounting standards, financial statements issued subsequent to this segment reporting change are required to reflect modifications to the reportable segment information resulting from the revision, including reclassifications of all comparative segment information. Accordingly, this earnings release reflects the change in segment reporting for all periods presented. There is no change to the Company's previously reported consolidated net operating results, financial position or cash flows.

Mylan Inc. and Subsidiaries
Reconciliation of Non-GAAP Financial Measures
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2013	2012
GAAP cost of sales	$938.0	$913.4
Deduct:
Purchase accounting related amortization	(92.1)	(87.5)
Restructuring & other special items	(10.9)	(2.2)
Adjusted cost of sales	$835.0	$823.7

Adjusted gross profit (a)	$796.5	$760.0

Adjusted gross margin (a)	49%	48%

	Three Months Ended
	March 31,
	2013	2012
GAAP total operating expenses	$479.6	$419.7
Deduct:
Litigation settlements, net	(1.8)	(2.2)
Restructuring & other special items	(64.3)	(25.8)
Adjusted total operating expenses	$413.5	$391.7

Adjusted earnings from operations (b)	$383.0	$368.3

	Three Months Ended
	March 31,
	2013	2012
GAAP interest expense	$78.0	$82.4
Deduct:
Interest expense related to clean energy investment (c)	(1.5)	(1.6)
Non-cash accretion of contingent consideration liability	(7.7)	(8.2)
Non-cash interest, primarily amortization of convertible debt discount	(6.2)	(11.7)
Adjusted interest expense	$62.6	$60.9

	Three Months Ended
	March 31,
	2013	2012
GAAP other income (expense)	$3.4	$(9.8)
Add:
Clean energy investment operating results (c)	4.4	4.2
Acquisition related costs	0.5	—
Restructuring & other special items	6.8	2.3
Adjusted other income (expense)	$15.1	$(3.3)

Reconciliation of cash provided by operating activities

	Three Months Ended March 31,
	2013	2012
GAAP cash provided by (used in) operating activities	$88	$(107)
Add:
Payment of litigation settlements	1	90
Payment of interest rate swap settlement	—	—
Adjustments for timing of cash receipts deducted in prior periods	—	62
Payment to Merck KGaA related to income tax benefits on indemnified litigation	—	—
Increase in deferred revenue	1	6
Income tax items	—	18
Adjusted cash provided by operating activities	$90	$69

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of sales. Adjusted gross margin is calculated as adjusted gross profit divided by total revenue.

(b)	Adjusted earnings from operations is calculated as adjusted gross profit less adjusted total operating expenses.

(c)
Adjustment represents exclusion of activity related to Mylan's investment in a clean energy partnership, the activities of which qualify for income tax credits under section 45 of the Internal Revenue Code. Certain prior period insignificant amounts of other revenue, cost of sales, operating expenses and the related EBITDA and Adjusted EBITDA amounts have been reclassified to other income (expense), net, as losses from equity affiliates. The reclassifications had no impact on the previously reported net earnings and diluted EPS attributable to Mylan Inc. common shareholders or adjusted net earnings and adjusted diluted EPS attributable to Mylan Inc.